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                                                                  Exhibit 10.71

                UNDERWRITING MANAGEMENT AGREEMENT - VSCI1996-8

         This Agreement, entered into on the 1st day of September, 1996 (the "Agreement") by and between Virginia Surety Company, Inc., an Illinois corporation ("Company") and RISCORP Management Services, Inc., a Florida corporation ("Agent").

                                   PREAMBLES

         WHEREAS, the Company desires to appoint Agent as its agent for performing responsibilities set forth in this Agreement; and

         WHEREAS, the Agent desires to perform such responsibilities;

         NOW, THEREFORE, the Company and Agent, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, agree as follows:

         1.  APPOINTMENT,

         1.1 APPOINTMENT. The Company does hereby nominate, constitute and appoint Agent as its agent for (i) the soliciting, issuing, underwriting and servicing of the Company's insurance policies classified in the schedule attached hereto as Exhibit A (such insurance and any policies, contracts, binders, endorsements, certificates or agreements of insurance, individually and collectively, will be referred to as "Policy" or "Policies" hereunder) and
(ii) for the servicing of the Quota Share Reinsurance Agreement (Quota Share), attached to this Agreement, between the Company and its Quota Share Reinsurer.

         1.2 AUTHORITY. Agent is authorized to:

             1.2.1 Issue Policies subject to (i) the scope and limits granted in the schedule attached hereto as Exhibit A; (ii) the terms and conditions (including exclusions) of any Policies issued, underwritten, or serviced pursuant to this Agreement; (iii) the execution of the Quota Share between the Company and its Quota Share Reinsurer before binding any Policies (iv) the terms and

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conditions of the Quota Share; (v) applicable state insurance laws, rules, and regulations; (vi) the underwriting policies, rules and guidelines of the Company as set forth in Exhibit B hereto or as otherwise provided from time to time by the Company; (vii) the Company's ultimate right to veto the underwriting and issuing of any Policy by Agent; (viii) the Company's ultimate right to cancel any Policy subject to applicable governmental regulatory requirements for cancellation and non-renewal; (ix) the Company's ultimate right to veto the appointment by Agent of any agent or broker, and the ultimate power of the Company to cancel any such agency pursuant to Section 1.2.7; (xi) the Company's right to approve all advertising with respect to the Policies in which Company's name is used.

         1.2.2 Collect, account and receipt for and pay premiums on Policies Agent writes on behalf of Company in accordance with Sections 1.2.3, 4 And 7, and, as full compensation, to retain commissions out of premiums so collected in amounts as specified in the schedule attached hereto as Exhibit A. Agent agrees that all premiums, including return premiums received by Agent, are Company's property.

         1.2.3 Hold all premiums, including return premiums received by Agent in a fiduciary capacity for Company in accordance with Section 4.1.14.

         1.2.4 Exercise Agent's authority through authorized employees of Agent or its affiliates.

         1.2.5 Represent other companies.

         1.2.6 Exercise exclusive and independent control of Agent's time and conduct.

         1.2.7 Appoint agents and producers after assuring that the agent or producer is lawfully licensed to transact the type of insurance for which he is appointed and is not serving on


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Company's or Agent's Board of Directors.

             1.2.8 Terminate agents and producers.

         1.3 PERFORMANCE. Agent hereby accepts the foregoing appointment and agrees faithfully to perform the duties thereof in a professional manner as an agent of the Company and to obey promptly such reasonable instructions as it may receive from time to time from the Company in accordance with this Agreement.

         1.4 FAILURE OF PERFORMANCE. If the Agent materially breaches this Agreement, the Company may, as one remedy but not as an exclusive remedy, require its own employees or designated representatives to carry out the Agent's duties hereunder. Agent shall reimburse the Company for the Company's reasonable expenses, including salaries, incurred for having its employees or representatives perform such duties, or, at the Company's option, shall pay such employees or representatives directly. Such reimbursement or direct payments shall be made by Agent within five (5) days after the Agent's receipt of invoices of such expenses. For purposes of this Agreement a material breach shall not have occurred until Agent has received written notice of the grounds of the breach and has failed to cure the breach within thirty (30) days after receiving written notice.

         2. TERRITORY.
         Agent's authority to solicit, issue, underwrite or service Policies extends only to insureds or prospective insureds located in the states specified in Exhibit A hereto, subject to the applicable licensing authority of the Company, the Company having made and received approval of all necessary regulatory filings and to Agent's obtaining licenses wherever required for activities conducted by Agent pursuant to this Agreement. Agent hereby agrees to obtain such licenses and the Company at its sole discretion may revoke Agent's authority as regards any particular insured or

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prospective insured.

         3.  REPRESENTATIONS AND WARRANTIES.

         3.1 REPRESENTATIONS AND WARRANTIES OF AGENT. On the date hereof, during the term of this Agreement, and for any period described in Section 10.5.1, Agent hereby represents and warrants to Company as follows:

             3.1.1 LAWS AND LICENSES. Agent has and will comply with all applicable laws, rules and regulations (including but not limited to providing current copies of agent's or broker's license to be maintained in Company's records, request of and proof of agent or broker background reports and Company appointment of all agents where applicable) and shall, whenever necessary, obtain and maintain at its own expense all licenses required for it to perform this Agreement.

             3.1.2 NO BREACH. This Agreement is a valid and binding obligation of Agent. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, will not breach or conflict with Agent's by-laws or Articles of Incorporation, or with any agreement, covenant, or understanding (oral or written) to which Agent is bound, and will not adversely affect the application for issuance or the validity of any license of the Agent.

             3.1.3 STATUS. Agent is a duly organized and validly existing corporation in the State of Florida.

             3.1.4 AUTHORIZATION. The execution, delivery, and performance of this Agreement by Agent has been duly and properly authorized by it.

         3.2 REPRESENTATIONS AND WARRANTIES OF COMPANY. On the date hereof, during the term of this Agreement, and for any period described in Section 10.5, Company hereby represents and warrants to Agent as follows:


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               3.2.1 LAWS AND LICENSES. Company has and will comply with all applicable laws, rules and regulations and shall, whenever necessary, obtain and maintain at its own expense all licenses required for it to perform this agreement.

               3.2.2 NO BREACH. This Agreement is a valid and binding obligation of Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, will not breach or conflict with Company's by-laws or Articles of Incorporation, or with any agreement, covenant, or understanding (oral or written) to which Company is bound, and will not adversely affect the application for issuance or the validity of any license of the Company.

               3.2.3 STATUS. Company is a duly organized and validly existing corporation in the State of Illinois.

               3.2.4 AUTHORIZATION. The execution, delivery, and performance of this Agreement by Company has been duly and properly authorized by it.

        4.  DUTIES AND RESPONSIBILITIES.

        4.1 GENERAL. Subject to the Company's supervision and instructions, Agent agrees to perform the following duties and services in addition to those otherwise enumerated in this Agreement:

            4.1.1 Agent acknowledges that Company intends for each Policy issued hereunder to be reinsured under the Quota Share. Company hereby approves payment of reinsurance premiums to and collections from the Quota Share pursuant to its terms and conditions.

            4.1.2 Solicit, underwrite, issue, secure proper countersignatures when required by applicable laws and service Policies on behalf of the Company.

            4.1.3 Cancel Policies issued or underwritten by Agent

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in accordance with the terms of the Policies and applicable state regulations.

               4.1.4 Issue Policies only on forms approved by the Company and filed with and approved by regulatory authorities wherever such filing and approval is required, unless such forms are modified with the prior written consent of the Company.

               4.1.5 Investigate and settle claims as provided in Section 5 below and establish reserves for such claims.

               4.1.6 Maintain at Agent's expense data processing systems and equipment, an office or offices and a staff of employees sufficient in number and qualifications to perform the duties set forth in this Agreement.

               4.1.7 Underwrite and issue policies in accordance with the premium rates and underwriting criteria and guidelines as defined in Exhibit B hereto (or as may be modified from time to time as agreed upon by Company and agent).

               4.1.8 Perform Agent is responsibilities under Section 7 of this agreement.

               4.1.9 Pay to Company a policy-issuing fee of 6% of gross net written premiums, as defined in the schedule attached hereto as Exhibit A, on all Policies issued under the terms hereof processed in accordance with Section
7.1. The policy-issuing fee is subject to a minimum monthly payment of $5,000 and minimum annual payment of $120,000. The minimum annual policy-issuing fee will be balanced against the actual annual policy-issuing fee received by the Company forty five (45) days after expiration of this Agreement. Any additional amounts due the Company shall be remitted sixty days after the expiration of this Agreement. In addition, the Agent shall reimburse the Company for all taxes, fees, assessments and residual market loads of any kind imposed upon Company pursuant to any law or regulation as a result of the

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policies issued under the terms of this Agreement. Taxes, fees, assessments and residual market loads will be adjusted annually utilizing December 31st figures until all applicable taxes, fees, assessments or residual market loads have been paid by the Company.

               4.1.10 Pay to Company any fines imposed by regulatory authorities, taxation authorities, their agents for data collection and advisory organizations providing loss cost and policy forms due to late filing or poor quality of data provided by Agent in accordance with Section 7.3.2.

               4.1.11 Pay to Company any fines imposed by regulatory authorities upon Company due to the use of unapproved forms or rates by Agent or due to other market conduct violations caused by Agent's conduct.

               4.1.12 Maintain separately for Company and each other insurer with which Agent does business, complete and current records and accounts, including underwriting files, which Agent shall retain in accordance with
Section 8 and any applicable laws.

               4.1.13 Refund within sixty (60) days of the end of each calendar month, return commissions on Policy cancellations or premium reduction, in each case at the same rate at which such commissions were originally retained.

               4.1.14 Hold all monies, including premiums, return premiums and reinsurance monies received by Agent, in a fiduciary capacity for Company. Except as otherwise authorized by this Agreement, Agent shall maintain such monies in a separate and segregated bank account in a bank that is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation. This account shall not be used for any purpose other than payments to or on behalf of Company. Any investment income produced from this bank account shall vest and become the property of Agent.


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             4.1.15 Comply with all regulatory requirements including, but not limited to, the cancellation, nonrenewal, or conditional renewal of policies.

             4.1.16 Return upon demand after termination of this Agreement, all unused Policies, forms, and other property furnished to Agent by Company. Such items remain the property of Company. Agent shall fully cooperate with and assist Company in recovering such items from third parties, if any.

         5.  CLAIM SETTLEMENT AUTHORITY

         5.1 CLAIMS. Agent shall investigate, negotiate and settle all policy claims or losses on behalf of the Company; however, agent shall obtain the prior approval of the Company before settling any policy claim or loss which is in excess of One Hundred Thousand Dollars ($100,000.00) gross incurred loss. Agent shall determine coverage for claims, however, agent shall obtain the prior written approval of the Company for the handling of claims in which the Company is named as a defendant or claims in which the agent seeks declaratory relief on behalf of the Company. All claims or losses shall be reported in monthly statements pursuant to Section 7 below. In addition, upon receiving notice or knowledge of any Policy claim or loss in excess of One Hundred Thousand Dollars ($100,000) gross incurred loss; or any loss regardless of incurred dollar amount involving the following: amputation of a major extremity, brain or spinal cord injury, multiple deaths, permanent total disability as defined in the Workers' Compensation act of the applicable State, any second or third degree burn of 50% or more of the body, reopening of any case in which further award might involve liability of the Quota Share, bad faith claims or suits, demands in excess of policy limits, actual or alleged violation of law by the Agent or litigation naming Company as a defendant; Agent shall immediately notify the Company in writing of


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such claim or loss, provide the amount of the reserve for such claim as established by Agent, the facts and circumstance of the claim, the Agent's analysis of the insured's liability for the claim, the Agent's analysis of damages resulting from the claim, the Agent's analysis of the applicability of coverage for the claim, and such other information and records concerning such claim or loss as the Company requests.

         5.2 LEGAL COUNSEL AND ALLOCATED CLAIM COST. Whenever Agent shall deem it prudent to engage legal counsel or loss adjusters to protect the Company's interest regarding claims or losses, such services shall be provided only by qualified attorneys-at-law and/or licensed loss adjusters selected by Agent, who have substantial experience in the handling of claims litigation of the type involved. Any provision hereof to the contrary notwithstanding, it is agreed that, with respect to any claim or loss of any amount, Agent shall promptly furnish Company, or its designee, any additional claim or loss information requested by the Company with respect to a claim or loss pertaining to any policy covered by this agreement, and it is further agreed with respect to any claim or loss of any amount as follows:

         a) The Company may defend or assign an attorney of its own choice to defend or be associated in the defense of any claim or loss reported to the Company and, in the event an attorney has already been employed by Agent, the service of such attorney which has already been employed by Agent shall be terminated by Agent forthwith and the Agent shall waive any conflict of interest that may have been created by such attorney's employment by Agent.


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         b)  in the event that the Company is named as a defendant in any lawsuit, Agent shall as soon as it has notice or knowledge of such lawsuit, immediately give written notice thereof to the Company accompanied by a copy of the complaint and any court papers related to such lawsuit.

         5.3 Unallocated costs, no reimbursement shall be paid by the Company to Agent for the salaries, office expenses or other expenses incurred by or on behalf of the Agent (including overhead) in the handling of the Company's claims or losses. No reimbursement shall be paid by the Company to the Agent for fees to attorneys, experts and service providers who are employees of, or on permanent retainers to the Agent, unless Company gives its prior approval for any such reimbursement.

         5.4 Claim fund. Agent agrees to monitor a claims paying checking account ("Account"), established and funded by the Quota Share Reinsurer, from which it will pay on behalf of Company all claims and allocated claim costs under the Policies. Agent agrees to ensure the minimum balance in the Account as per the Quota Share is maintained.

         6. EXPENSES.

         6.1 Agent shall pay from its own monies (and not seek reimbursement from Company for) all commissions to any agents, subagents, brokers and sub-producers, all inspection fees, expenses of examinations of Agent and other governmental expenses in connection therewith, all refunds of unearned commissions owed to Company on canceled policies, all costs to print and inventory Policy forms, all costs to service claims as stated in Section 5.3 above and all unallocated costs to collect premiums in regard to Policies issued, underwritten or serviced pursuant to this Agreement.

         6.2 In the event Company is notified by a regulatory


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authority of the need of or an independent actuarial, accounting and/or legal opinion not originally contemplated by this Agreement, Company shall notify Agent who will in turn reimburse any expense incurred by Company.

         7. ACCOUNTING AND REPORTING PROCEDURES.

         Agent shall:

         7.1 Within thirty (30) days after the end of each month, remit to Company the policy-issuing fee in accordance with Section 4.1.9. on all Policies issued under the terms of this Agreement. Agent may not offset balances due to Company hereunder against balances due Agent under any other contract with Company.;

         7.2 On behalf of the Company supply accounting, underwriting and claim bordereaux and pay the reinsurance premium to and make collections from the Quota Share pursuant to its terms and conditions;

         7.3 With regard to business placed by Agent with Company hereunder, furnish to Company in hard copy form:


             7.3.1 Within thirty (30) days after the end of each month, a bank statement and bank reconciliation report for the claims paying checking account described in Section 5.4 and a report of written, collected, earned and unearned premiums; losses and loss adjustment expenses paid and outstanding; loss and loss adjustment expenses incurred; commissions earned by Agent; Quota Share earned and unearned premiums, commissions and losses (including losses and loss adjustment expenses paid and outstanding, loss and loss adjustment expenses incurred) ceded; and such other information as may be reasonably requested by Company, which information Company shall maintain on file and shall make available to insurance regulatory authorities for review;

             7.3.2 provide detail and summary reports, in a electronic or printed medium, as are required to meet all reporting


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requirements of state regulatory or taxation authorities, their agents for data collection, and advisory organizations providing loss cost and policy forms including but not limited to:

         a. within (30) thirty days of the close of the calendar quarter direct premiums (written and earned); inforce premiums; policy counts (written and inforce); direct losses and loss adjustment expenses including salvage and subrogation (paid and reserve); number of claims open, closed with payment and closed without payment; as prescribed by state regulatory authorities.

         B. within (30) thirty days of the close of the quarter the direct written premium, loss and loss adjustment expense including salvage and subrogation (paid and reserved) transaction data as prescribed by advisory organizations providing loss cost and policy forms.

         C. the reports of direct premiums (written and earned), losses and loss adjustment expenses including salvage and subrogation (paid and reserved) (30) thirty days prior to the prescribed deadline as required by state regulatory data collection agents including but not limited to financial calls, unit statistical data, summary statistical data and detail claim information for National Council on Compensation Insurance
                  (NCCI), Insurance Services Office (ISO) and National Association of Independent Insurers (NAII),

                  7.4 By the first business day of February of each year, the Agent shall provide the Company with any information the Company may require in order to complete its statutory financial statements.

         8.       BOOKS AND RECORDS.

         Agent shall at its own expense keep such books and records as


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may be required by law, rulings, or orders of the insurance departments of the states having jurisdiction over Agent or Agent's business or over any Policies or the Quota Share connected with this Agreement and also as reasonably requested by the Company, and shall make such books and records available for examination, audit, and copying by the insurance departments of such states and by the Company, or by their authorized representatives. The Company and the Quota Share Reinsurer shall have the right to examine and review at any reasonable time all books, records, files and papers, including, but not by way of limitation, claim files and underwriting files, maintained and kept by Agent, which relate to this Agreement, the Policies, or the Quota Share. Agent shall institute and maintain retention and disposal systems for claim files and underwriting files in accordance with procedures and requirements as prescribed by law. All books and records of the Agent shall be maintained at the principal place of business of Agent and shall be complete, accurate, and up-to-date, and shall reflect all monies paid or received by Agent and all transactions of Agent pursuant to this Agreement. Anything to the contrary notwithstanding, all of the books, records, files and papers maintained and kept by Agent relating to underwriting and claims matters involving this Agreement or the Policies, shall be and remain the sole and exclusive property of the Company except that upon termination of this Agreement, all right, title and interest in and to all Policy renewals or expirations and all records with respect to renewals or expirations shall automatically and irrevocably transfer to the vest in Agent.

         9. Indemnification.

         Agent shall indemnify and hold harmless Company from and against all losses, damages, costs, expenses, claims or liabilities of any description suffered by the Company with respect



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to the Agent or any Policies issued or underwritten by Agent, including, without limitation, any attorney's fees, in connection with or arising out of (i) any allegations, whether or not such allegations are groundless, that the Agent has not complied with any laws, rules, or regulations to which it is subject, (ii) any breach of any warranty or representation of Agent made in this Agreement or any other breach of this Agreement by Agent, or (iii) any alleged misconduct, negligence, misrepresentation, or other acts or failures to act of the Agent or of it officers, directors, employees, agents, subproducers or independent contractors.

10.      TERMINATION OF AGREEMENT,

         10.1 Except as specified in sections 10.2 - 10.4 of this Agreement, this Agreement shall terminate on September 1, 1997.

         10.2 This Agreement may be terminated immediately by Company upon giving written notice to Agent in the event of:

               10.2.1 The misappropriation by Agent of any of Company's funds or property;

               10.2.2 The fraud, gross negligence or willful misconduct of Agent;

               10.2.3 An assignment by Agent for the benefit of creditors; the dissolution or liquidation of Agent; the appointment of a receiver or liquidator for a substantial part of Agent's property; the institution of bankruptcy, insolvency or similar proceedings by or against Agent;

               10.2.4 Material breach by Agent of any provision of this Agreement which Agent has failed to cure within thirty (30) days after receiving written notice for the grounds of the material breach of this Agreement;

               10.2.5 Termination of the Quota Share for any reason;

               10.2.6 If any law or regulation of the federal, state or local government of any jurisdiction in which Agent is doing

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business shall render illegal or invalid any transaction contemplated by this
Agreement, any term of this Agreement or the Quota Share, the Agreement may be terminated insofar as it applies to such jurisdiction by the Company giving notice to Agent to such effect or by Agent giving notice to the Company to such effect.

         10.2.7 Change in ownership of ten percent (10%) or more of the outstanding voting stock of Agent, sale, merger or transfer of Agent or change of any principal officer or director of Agent. Company acknowledges and accepts that Agent's parent anticipates a public offering to occur during the first quarter of 1996.

         10.2.8 Termination of Wexford Underwriting Managers, Inc. involvement with Agent's worker's compensation business.

         10.3 This Agreement may be terminated by either party by giving at least ninety (90) days written notice of termination to the other party.

         10.4 This Agreement may be terminated at any time by mutual written agreement.

         10.5 Upon termination of this Agreement:

              10.5.1 If at any time the Company sends notice of termination to Agent as provided in Section 10.2 above or the Agreement is otherwise terminated as provided herein, Agent shall not, with respect to this Agreement, solicit, underwrite, quote, bind or issue any Policies or renew any existing Policies for which the inception date or renewal date falls after the effective date of termination of this Agreement, nor shall Agent cancel and rewrite any existing Policies to provide for inception or anniversary dates prior to the effective date of termination of this Agreement. Anniversary dates of Policies shall be regarded as renewal dates for this purpose, and Agent shall terminate any such Policies on its next anniversary date after the effective date of


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termination of this Agreement unless instructed otherwise by the Company in writing. Upon termination of this Agreement, the authority of Agent to underwrite or issue Policies on behalf of the Company shall also terminate.

               10.5.2 Unless otherwise indicated by this Agreement or Company otherwise notifies Agent in writing, Agent's duties and responsibilities under this Agreement shall survive termination of this Agreement until such time as all Policies issued, underwritten or serviced by Agent pursuant to this Agreement have expired and the Quota Share has expired, and all known losses thereunder have been paid or settled, have runoff or otherwise have been disposed of in the judgement of the Company, and all incurred but not reported loss reserves have been reduced to zero, and any amounts owed to the Company by others or under the Quota Share in regard to any claims have been collected by the Company. The only compensation Agent shall receive for its performance of its duties hereunder (both during and after the term of this Agreement) is set forth in the Commissions section of Exhibit A.

               10.5.3 Agent shall, unless notified in writing to the contrary by
Company:

         a. Continue to represent Company for the purpose of servicing Policies placed by Agent with Company which are in force on, or renewed at Company's election, or as required by law, after the date of termination of this Agreement and continue to receive its normal compensation for such services.

         B. Issue and countersign appropriate endorsements on contracts of insurance in force, provided that without prior written approval of Company, such endorsement shall not increase



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              or extend Company's liability or extend the
              term of any Policy.

         C. Collect and receipt for premiums and retain commissions out of premiums collected as full compensation.

         10.6 Any notice issued pursuant to this Section shall be effective on the day after it is received by Agent.

         11.  SUSPENSION OF AGENT'S AUTHORITY.

         11.1 Company may, in lieu of terminating this Agreement, by notice to Agent, immediately suspend Agent's authority to bind new or renewal business and/or change any existing insurance policy during the pendency of any of the following events:

               11.1.1 Agent is delinquent in payment of any monies due Company;
or

               11.1.2 Any dispute exists between Agent and Company regarding the existence of any of the events listed in Section 10.2

               11.1.3 The Quota Share is not executed between Company and its Quota Share reinsurer.

         11.2 Such suspension shall remain in effect until such delinquency is cured or dispute is resolved and Agent receives written notification from Company to that effect. If such delinquency is not cured within fifteen (15) days from the date of receipt of written notification by Agent of such delinquency, Company may exercise its right to terminate this Agreement under
Section 10.2

         11.3 Unless otherwise notified in writing to the contrary by Company, Agent's obligation under this Agreement shall continue during the suspension of Agent's authority under this Agreement.

         11.4 Any notice of suspension issued pursuant to this Section shall be effective immediately.


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         12. TRUST AGREEMENT.

         On or before September 10, 1996, the Agent, the Company and a qualified financial institution acting as trustee thereunder shall enter into a trust deposit agreement under which the Agent shall create a trust account f or the benefit of the Company and shall deposit the sum of One Million Five Hundred Thousand Dollars ($1,500,000) into the trust account. Trust account means the funds and other assets held by the trustee from time to time under the trust deposit agreement. The trust deposit agreement shall comply with, and the financial institution acting as trustee thereunder shall be qualified to act as trustee pursuant to, the applicable laws and regulations of Illinois and New York, and those of each other applicable jurisdiction.

         Assets deposited in the trust account shall consist only of (i) cash (United States legal tender), (ii) direct obligations of the United States or of any agency or instrumentality of the United States, or in certificates of deposit issued by a financial institution organized under the laws of the United States or any state to the extent guaranteed or insured as to the payment of principal and interest, or to the payment of principal only, by the United States or an agency or instrumentality of the United States, provided such obligation or certificate of deposit shall have a maturity date of ten years or less from the date of purchase; and (iii) other investments for which the Company shall first have given its written consent (which may be given subject to conditions) from among those which are eligible investments for the Company pursuant to both Article viii of the Illinois Insurance Code and Paragraphs (1),
(2), (3), (8) and (10) of subsection (a) of Section 1404 of the New York Insurance Law; provided that such investments are issued by an institution that is not the parent, parent subsidiary, or affiliate of either the Company or the Agent.

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         Notwithstanding any other provisions of this Agreement, the Company or its successors interest may draw upon the Trust Fund at any time without diminution because of insolvency of the Company or of the Reinsurer for one or more of the following purposes only:

         A. To reimburse the Company for unearned premium on policies on account of cancellations of such policies.

         B. Upon 30 days notice to Agent, to pay or to reimburse the Company for any loss which has not been otherwise paid.

         C. To pay any other amounts the Company claims are due under this Agreement.

         The issuing bank will have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

         When all known loss reserves have been settled or closed and incurred but not reported loss reserves are reduced to zero, the Company and the Agent will mutually agree to terminate the Trust Agreement in its entirety.

         13.  MISCELLANEOUS.

         13.1 This Agreement may be revised by mutual agreement of agent and Company and such revision shall be evidenced by a written agreement duly executed by authorized representatives of Agent and Company, which specifies the effective date thereof.

         13.2 Agent shall not commit Company to any expenses or obligations not specifically provided for herein without the prior written permission of Company.

         13.3 Company shall have the right to oversee and supervise the operation of this Agreement, including but not limited to the right at all reasonable times, to have access to and to copy at Company's expense Agent's books and records as they relate to this Agreement, which rights shall survive the termination or expiration of this Agreement. The director or commissioner of insurance of any state where Agent issues policies on behalf of Company shall have at all reasonable times the right of access to all books and records and bank account of Agent in a form usable by such official.

         13.4 Any provision of this Agreement which conflicts with applicable law or regulation will be amended to the minimum extent necessary to effectuate compliance with such law or regulation.

         13.5 Agent shall not have authority to represent Company on any exclusive basis with respect to any policy form, line, class or subclass of business, unless otherwise authorized in writing by Company.

         13.6 Agent shall not have authority to negotiate, place, bind, cancel or amend reinsurance on behalf of Company.

         13.7 The Company is responsible for all filings and reporting requirements to state insurance regulatory, taxation authorities and advisory organizations subject to the provisions set forth in Section 4.

         13.8 Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition. No waiver of any breach or default hereunder shall be valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         13.9 This Agreement shall be construed in accordance with the laws of the state of Illinois.

         13.10 If any dispute arises between the Company and Agent with reference to the interpretation, performance, or breach of this Agreement (whether the dispute arises before or after termination of this Agreement) such dispute, if not resolved by the parties, must be submitted to nonbinding mediation. If such dispute is not resolved by nonbinding mediation within sixty (60) days it will then be submitted to final and binding arbitration.

         Arbitration shall be initiated by the delivery of written request of either party sent certified or registered mail. The arbitration hearings will be held in the city of the Company's home office or a location agreed upon by the parties to this Agreement.

         The members of the board of arbitration shall be active or retired disinterested officials of insurance or reinsurance companies or Underwriters at Lloyd's London not under the control or management of either party to this agreement and will not have personal or financial interests in the result of the arbitration. Each party shall appoint its arbitrator, and the two arbitrators shall choose an umpire before instituting the hearing. If either party fails for any reason to appoint an arbitrator within thirty (30) days after receipt of written notice from the other party requesting to do so, the requesting party may appoint both arbitrators. If the two arbitrators fail to agree in the selection of an umpire within thirty (30) days of their appointment, each arbitrator will nominate three individuals, of whom the other will decline two. The final decision will be made by drawing lots.

         The claimant shall submit its initial brief within forty-five (45) days from appointment of the umpire. The respondent shall submit its brief within forty-five (45) days thereafter, and the claimant may submit a reply brief within thirty (30) days after filing of the respondent's brief.

         The arbitrators will not be obliged to follow judicial formalities or the rules of evidence except to the extent required by the law of the State of Illinois. Further, the arbitrators will interpret this Agreement as an honorable engagement rather than merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance businesses.

         The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross-examination and rebuttal shall be allowed. The board shall make its decision within sixty (60) days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties to the proceeding. Judgement may be entered upon the award of the board in any court having jurisdiction.

         Punitive damages will not be awarded, the arbitrators may, however, at their discretion award such other costs and expenses as they deem appropriate, including but not limited to attorneys' fees, to the extent permitted by law. Punitive damages will be deemed to include that portion of any award that is awarded as a multiple of compensatory damages, including an award of double or treble damages.

         The Company and Agent will bear the expense of their own arbitrator and will jointly and equally bear with the other party the cost of the umpire and arbitration if such arbitration arises out of any action by Agent in accordance with and upon the express written direction of the Company in connection with this Agreement.

         13.11 This Agreement may not be directly or indirectly assigned by either party in whole or in part, nor may Agent appoint a sub managing general agent.

         13.12 During the term of this Agreement, Agent shall obtain and maintain in full force and effect, at its expense, and if available, fidelity insurance, errors and omissions insurance, directors and officers insurance, and general liability insurance in such amounts and on such terms as are reasonably acceptable to the Company. Agent shall furnish the Company with copies of the certificates of insurance for such insurance, and shall not cancel or amend any such insurance without the Company's prior written consent.

         13.13 Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by certified or registered mail, postage prepaid, if to Agent, addressed to RISCORP Management Services, Inc., 1390 Main Street, Sarasota, Florida, Attention: Stephen C. Rece, Senior Vice President and if to Company addressed to Virginia Surety Company, Inc., 123 North Wacker Drive, Chicago, Illinois 60606, Attention: Wayne J. Baliga, Vice President, or such other address as notified by either party to the other.

         13.14 Agent is an independent contractor, not an employee of Company, and nothing in this Agreement shall be construed to create an employer/employee relationship between Company and Agent.

         13.15 The Agent acknowledges and agrees that it will benefit from this Agreement and that a breach by it of the covenants contained in Sections 1, 2, 4, 5 or 10.5.1 herein would cause the Company irreparable damages that could not adequately be compensated for only by monetary compensation. Accordingly, it is understood and agreed that in the event of any such breach or threatened breach, the Company may apply to a court of competent jurisdiction for, and shall be entitled to, injunctive relief from such court, without the requirement of posting a bond, or proof of damages, designed to cure existing breaches and to prevent a future occurrence or threatened future occurrence of like breaches on the part of the Agent. It is further understood and agreed that the remedies and recourses herein provided shall be in addition to, and not in lieu of any other remedy or recourse which is available to the Company either at law or in equity in the absence of this Paragraph including without limitation the right to damages.

         13.16 The Company nor the Agent shall not disclose material details of this Agreement and the Policies without the prior consent of the other party. However, this restriction will not apply to disclosures made by the Company or The Agent to its agents, producers, shareholders, policyholders, auditors, accountants, arbitrators, legal counsel, or other third parties as required in the ordinary course of business, or to disclosures required by arbitration panels, governmental agencies, regulatory authorities, or courts of law.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

RISCORP MANAGEMENT SERVICES, INC.

By:/s/
 -----------------------------
Title: Senior Vice President
      ------------------------
Date: 10/18/96
      ------------------------

VIRGINIA SURETY COMPANY, INC.

By:/s/ Wayne J. Baliga
 -----------------------------
Title: Vice President
      ------------------------
Date: 9/25/96
      ------------------------

                                    EXHIBIT A

                              SCHEDULE OF AUTHORITY

Agent is only authorized to accept or bind business, as defined in the Classification Section below, subject to the Amounts and stipulation indicated below. Amounts in excess of the authorized limits or classifications must be referred to Company for review and approval prior to binding.


         GROSS NET WRITTEN PREMIUM LIMIT --a maximum of $30,000,000 unless Agent obtains the prior written consent of the Company. Gross Net Written Premium shall mean gross written premium of the Company less returned premium and dividends paid on policies that are written subject to a loss sensitive dividend plan. For business that is written subject to an installment billing plan, the premiums shall be considered written thirty (30) days after the day which they became due to the Company.

         POLICY-TERM--not more than one year.

         POLICY LIMITS AND COVERAGE CLASSIFICATIONS

         COVERAGE                             LIMIT
         Workers Compensation                 Statutory
         Employers Liability Coverages        $1,500,000
         No other classes of insurance may be written on Company's insurance policies.

         EXCLUDED CLASSES OF BUSINESS
         agent shall not issue policies which are excluded under the terms and conditions of the Quota Share.

         COMMISSIONS--the Company will allow the Agent a commission equal to the commissions provided for in the Quota Share and from such commissions, Agent shall pay to the Company the policy issuing fee provided for in
         Section 4.1.9 of the Underwriting Management Agreement between Company and Agent.

         TERRITORIAL LIMITATIONS-- Agent shall not issue any policy in any jurisdiction other than the States of Alabama, Georgia, Oklahoma, North Carolina, Louisiana, Tennessee, Maryland and Virginia. Agent may issue the Company's policies to ancillary business operations located in other states provided the primary business operation (at least 60% of account premium) is located in the states listed above or is insured by RISCORP Property and Casualty Insurance Company, Riscorp Insurance Company and RISCORP National Insurance Company. It is further understood that Agent shall not compete on existing, renewal or prospective accounts written by Muirfield Underwriters, Ltd., GAN National Insurance Company and Catholic Mutual Group (list of CMG prospective and existing accounts per attached letter dated October 18, 1995). Nothing is this Agreement or Exhibit shall be construed to prohibit Agent from soliciting, issuing, underwriting and servicing any insurance policies for any policyholder of the above mentioned companies after the termination of this Agreement.

RATES AND UNDERWRITING- - Agent shall not issue any policy that does not meet the rate and underwriting guidelines set forth in Exhibit B to the Underwriting Management Agreement between Company and Agent, as amended from time to time by Company, and incorporated herein by reference, unless such policy is referred to Company for review and approval prior to binding.